Exhibit (a)(ii) under Form N-1A
                                          Exhibit (3)(i) under Item 601/Reg. S-K



                               DEUTSCHE PORTFOLIOS

                             TRUSTEES' RESOLUTION TO

                           AMEND DECLARATION OF TRUST



         At a duly called meeting held on October 14, 1999, the trustees of Deutsche Portfolios, a New York business trust, amended the Deutsche Portfolios Declaration of Trust dated June 20, 1997 ("Declaration of Trust"), pursuant to
ARTICLE VI, Section 6.2 and ARTICLE X, Section 10.4 of the Declaration of Trust. The trustees of Deutsche Portfolios hereby confirm in writing their actions, as follows:



     FIRST: Effective December 10, 1999, SCHEDULE A to the Declaration of Trust is amended by abolishing the establishment and designation of the following Series:



                  Investa Portfolio (US Dollar)

                  Global Bond Portfolio (US Dollar)

                  European Bond Portfolio (US Dollar)



         SECOND: Effective January 18, 2000, ARTICLE I, Section 1.1 of the Declaration of Trust is amended by changing the name "Deutsche Portfolios" to "Flag Investors Portfolios Trust".



         Pursuant to ARTICLE XI, Section 11.3 of the Declaration of Trust, this instrument may be executed in two or more counterparts, all of which shall constitute one and the same instrument.



         Deutsche Portfolios has cause these presents to be signed in its name and on its behalf by a majority of its trustees as of this 10th day of December, 1999.







DEUTSCHE PORTFOLIOS:





By:      /s/ Richard R. Burt                By: /s/Edward C. Schmults, Esquire

         Richard R. Burt,..                     Edward C. Schmults, Esquire,

         Trustee  .........                     Trustee







By:      /s/Werner Walbrol.                 By: /s/Robert H. Wadsworth

         Werner Walbrol,...                         Robert H. Wadsworth,

         Trustee  .........                           Trustee